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                                                                    EXHIBIT 4.16

                 SUNTRUST LEASING CORPORATION COMMITMENT LETTER

                                 USA TRUCK, INC.


October 24, 2001


Mr. Jerry Orler
Chief Financial Officer
USA Truck, Inc.
3108 Industrial Park Road
Van Buren, Arkansas 72956

Dear Jerry:

         We are pleased to provide the following lease proposal covering financing for your truck acquisitions for the 2002 calendar year for your review and consideration. The attached Proposal Exhibit outlines the details of our financing. Per your request, the terms and conditions of this proposal are identical to our original lease proposal dated January 4, 2000. You will note below that the monthly lease factors have been adjusted to reflect the prevailing market conditions as of October 24, 2001.

         Thank you for the opportunity to be of service on this transaction. Should you have any questions or require additional information, please do not hesitate to contact me at your convenience.

                                              Sincerely,

                                              /s/ Mark D. King

                                              SunTrust Leasing Corporation
                                              Mark D. King
                                              Vice President


Agreed to and accepted on this     5th     day of    November   , 2001
                               -----------        --------------

USA Truck, Inc.
Lessee

By:    /s/ Jerry D. Orler         C.F.O
   ----------------------------------------------------------
                   Name/Title

       Jerry D. Orler
   ----------------------------------------------------------
                       Print Name Above



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